Exhibit 10.49

CONSENT AND AMENDMENT NO. 3
TO
FOURTH AMENDMENT AND RESTATED SECURED PROMISSORY NOTE

This CONSENT AND AMENDMENT NO. 3 TO FOURTH AMENDED AND RESTATED SECURED PROMISSORY NOTE (this “Amendment”) dated as of March 2,2010 is entered into by and between FIRST WIND ACQUISITION, LLC, a Delaware limited liability company (“Borrower”) and HSH NORDBANK AG, NEW YORK BRANCH, (“HSHN” and, in its capacities as lender (the “Lender”), as collateral agent (the “Collateral Agent”) and as the administrative agent (the “Administrative Agent”), as applicable).

RECITALS

WHEREAS, Borrower and the Administrative Agent, the Collateral Agent and the Lender entered into that certain Fourth Amended and Restated Secured Promissory Note dated as of July 17, 2009 (the “Note”);

WHEREAS, Borrower and the Administrative Agent, the Collateral Agent and the Lender entered into that certain Amendment No. 1 to Fourth Amended and Restated Secured Promissory Note dated as of November 30, 2009;

WHEREAS, Borrower and the Administrative Agent, the Collateral Agent and the Lender entered into that certain Amendment No. 2 to Fourth Amended and Restated Secured Promissory Note dated as of December 22, 2009;

WHEREAS, Borrower and the Administrative Agent, the Collateral Agent and the Lender wish to further amend the Note as set forth hereunder;

NOW, THEREFORE, in consideration of the foregoing and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

Section 1.  Definitions.  Capitalized terms used and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Note and the principles of interpretation set forth in Section 1(b) thereof shall apply herein.

Section 2.  Amendments To Note.

(a)        A new definition of “Designated Turbines” shall be added in appropriate alphabetical order and shall read as follows:

“Designated Turbines” shall mean up to three (3) Turbines assigned to the Oakfield Project that are designated by the Borrower in writing.

(b)        A new definition of “FWH Major Capital Raise” shall be added in appropriate alphabetical order and shall read as follows:

“FWH Major Capital Raise” shall mean the closing of the initial public offering of the common shares of First Wind Holdings (or the resulting parent entity pursuant to a reorganization entered into in connection with such initial public offering) or one or more equity or debt (junior to the Lenders, as applicable to the borrowing entity, on terms substantially similar to those set forth in the Parent Guaranty) financings closing on or after March 2, 2010 resulting in Net Cash Proceeds of $200,000,000 or more in the aggregate for all such offerings or financings described above; provided that all Net Cash Proceeds of such equity or junior debt financing are (i) received by First Wind Holdings, and (ii) deposited into accounts of First Wind Holdings, subject to the liens granted by the security agreements in respect of the First Wind Holdings Loan Agreement.

(c)        A new definition of “Milford II Project” shall be added in appropriate alphabetical order and shall read as follows:

“Milford II Project” shall mean an approximately 100 MW wind project located in Beaver and Millard Counties, Utah and owned by Milford Wind Corridor Phase II, LLC.

(d)        A new definition of “New TSA” shall be added in appropriate alphabetical order and shall read as follows:

“New TSA” shall mean any agreement that creates a binding obligation of First Wind Holdings or any of its majority-owned subsidiaries to purchase turbines, whether such binding obligation is created by the exercise of an option under a turbine supply agreement in existence as of March 2, 2010 or by the entry into a new turbine supply agreement after such date.

(e)        A new definition of “New TSA Obligation” shall be added in appropriate alphabetical order and shall read as follows:

“New TSA Obligation” shall mean, with respect to any New TSA, (a) the sum of the amounts actually paid by First Wind Holdings or its majority-owned subsidiaries under the terms of such New TSA, and the binding obligations of the Borrower or First Wind Holdings under, or guarantees by the Borrower or First Wind Holdings of, such New TSA for the early termination thereof less (b) the original principal amount of Indebtedness incurred (or for which a binding commitment has been obtained) related to the purchase of such turbines and without any recourse to the Borrower or First Wind Holdings.

(f)         The definition of “Release Event” is hereby deleted in its entirety and replaced with the following:

“Release Event” means the occurrence of all of the following: (i) the closing after March 2, 2010 of (A) one or more corporate letter of credit facility(ies) the aggregate binding commitment of which is $30,000,000 or more and each of which facility is available for drawings of letters of credit for the benefit of all of First Wind Holdings and its Affiliates (it being understood, however, that any letter of credit facility that is solely available for specific projects or Affiliates does not qualify under this clause (A), but a corporate letter of credit facility that contains an availability sub limit with respect to certain projects or Affiliates would qualify under this clause (A)) or (B) a Subject Disposition or one or more equity or debt (junior to the Lenders, as applicable to the borrowing entity, on terms substantially similar to those set forth in the Parent Guaranty) financings resulting in Net Cash Proceeds of (I) prior to repayment of the Corresponding Term Loans with respect to the Oakfield Project, $75,000,000 or more in the aggregate for all such transactions and (II) on and after the repayment of the Corresponding Term Loans with respect to the Oakfield Project, $30,000,000 or more in the aggregate for all such transactions; provided that all Net Cash Proceeds of such Subject Disposition, project financing, or equity or junior debt financing under this clause (B) are (x) received by First Wind Holdings (or the resulting parent entity pursuant to a reorganization entered into in connection with such initial public offering), and (y) deposited into accounts of First Wind Holdings, subject to the liens granted by the security agreements in respect of the First Wind Holdings Loan Agreement; and (ii) the Administrative Agent shall have received a repayment in respect of outstanding Corresponding Term Loans in an amount such that, after giving effect to such repayment, the aggregate outstanding principal amount of Corresponding Term Loans for each Turbine is equal to or less than the applicable maximum loan amount per kilowatt of capacity of each Turbine that may be outstanding as of the immediately preceding applicable date as set forth in the applicable column on Schedule 11 entitled “Release Event.” Upon the repayment described in the prior sentence, the corresponding portion of the Term Loan Commitment shall be terminated pursuant to Section 2.l(c)(ii).

(g)        A new definition of “Term Loan Fee” shall be added in appropriate alphabetical order and shall read as follows:

“Term Loan Fee” shall mean an amount equal to the fee calculation based on the amount of total outstanding Loans as of each specified date on Schedule 12.

(h)        The definition of “Term Loan Maturity Date” is hereby deleted in its entirety and replaced with the following:

“Term Loan Maturity Date” shall mean June 30, 2011.

(i)         Section 2.2(a) is hereby deleted in its entirety and replaced with the following:

(a)              Fees.

(i)            Term Loan Commitment Fee. The Term Loan Commitment Fee shall be (x) paid in arrears by the Borrower to the Administrative Agent for the account of each Lender pro rata, on each Quarterly Date during the Term Loan Availability Period and on the Maturity Date, as applicable, and (y) calculated on the basis of a year of 360 days for the actual number of days elapsed.

(ii)           Term Loan Fee. The Term Loan Fee shall be paid in arrears by the Borrower to the Administrative Agent for the account of each Lender pro rata, on each specified date during the Term Loan Availability Period in accordance with Schedule 12.

(j)         Section 2.5(a)(i) and (ii) are hereby deleted in their entirety and replaced with the following:

(a)              Optional.  The Borrower shall have the right to make optional prepayments of the outstanding principal of the Loan at any time and in any amount to the Administrative Agent for the account of each Lender, except that the North Shore Loan may only be prepaid in full and not in part.

(k)        Section 2.5(b)(ii) is hereby deleted in its entirety and replaced with the following:

Maximum Loan Balance.  On or before each date specified in the first column of Schedule 11, the Borrower shall prepay Loans in an amount such that, after giving effect to such prepayment, the aggregate outstanding principal amount of the Corresponding Term Loans for each Turbine is equal to or less than the applicable loan amount per kilowatt of capacity of each Turbine as set forth in the applicable column on Schedule 11.

(l)         Section 5(h) is hereby deleted in its entirety and replaced with the following:

Turbine Supply Document. (i) The Borrower, First Wind Holdings or any of its majority-owned subsidiaries shall not enter into any New TSA wherein the New TSA Obligations actually incurred exceed $15,000,000 in the aggregate at any given time for all New TSAs; provided, however, that (A) after the occurrence of either the FWH Major Capital Raise or Release Event, for every $1,000,000 of New TSA Obligations that the Borrower or First Wind Holdings irrevocably incurs or commits to incur in excess of $15,000,000, the Borrower shall make a prepayment of the principal amount of the Corresponding Term Loans in an amount equal to $5.00 per kilowatt of capacity of each Turbine and Schedule 11 shall be amended at such time by the parties to reflect a permanent reduction in the maximum loan balance for each Turbine in an amount equal to such prepayment amount, and (B) irrespective of whether the FWH Major Capital Raise or Release Event has occurred, the restrictions contained in this clause (i) shall automatically and permanently terminate if the aggregate outstanding principal amount of the Corresponding Term Loans for each Turbine is equal to or less than $450.00 per kilowatt of capacity of each Turbine; (ii) the Borrower shall not (and the Borrower shall cause each

Corresponding Project Company not to), without the prior written consent of the Administrative Agent, cancel or terminate, or accept or consent to a cancellation or termination of, any Turbine Supply Document to which it is a party, or (iii) the Borrower shall not (and the Borrower shall cause each Corresponding Project Company not to), without the prior written consent of the Administrative Agent, amend, supplement or modify in any material respect, or enter into any material amendment, supplement or modification to, any Turbine Supply Document to which it is a party. The Borrower shall provide the Administrative Agent promptly after execution thereof by the Borrower or any Corresponding Project Company, as applicable, with copies of each Turbine Supply Document and any amendment or other modification or waiver of compliance with any Turbine Supply Document.

(m)       Section 5(r) is hereby deleted in its entirety and replaced with the following:

(r)               Annual Financial Statements.  The Borrower shall provide to the Administrative Agent as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, First Wind Holdings and their respective subsidiaries, the audited balance sheet and related consolidated statements of income, operations and cash flows of the Borrower, First Wind Holdings and their respective subsidiaries, as of the end of and for such year, setting forth in each case in comparative form of the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (in respect of all time periods subsequent to the year ending December 31, 2010, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of income, operations and cash flows of the Borrower, First Wind Holdings and their respective subsidiaries, in accordance with GAAP consistently applied.

(n)        Section 5(w) is hereby deleted in its entirety and replaced with the following:

(w)              Warranties.  The Borrower shall cause each Corresponding Project Company to obtain and maintain extended warranties under the Turbine Supply Documents for all Turbines with a duration of not less than 24 months from the expected COD for such Turbines, so long as such warranty coverage is available on commercially reasonable terms, or, if not available on commercially reasonable terms, warranties for such lesser period as are obtainable on commercially reasonable terms. In respect of any Turbine whose outstanding warranty term is less than 24 months from the expected COD for such Turbine, the Borrower shall, within five (5) Business Days after such outstanding warranty term falls below 24 months, prepay the Corresponding Term Loans related to such Turbine in an amount such that, after giving effect to such prepayment, the aggregate outstanding principal amount of the Corresponding Term Loans for such Turbine is equal to or less than the applicable loan amount per kilowatt of capacity of such Turbine that may be outstanding as of the immediately preceding applicable date as set forth in the applicable column on Schedule 11.

(o)        Sections 5(aa) and 5(bb) are hereby deleted in their entirety and each Project is hereby deemed to be a Qualified Project for all purposes under the Note.

(p)        Section 5(dd) is hereby deleted in its entirety and replaced with the following:

Turbine Appraisal. Prior to each Quarterly Date occurring after March 31,2010, with respect to each Turbine for which Corresponding Term Loans have been made, the Administrative Agent may instruct the Independent Appraiser to prepare an appraisal of such Turbine (at the Borrower’s cost) in accordance with the Appraisal Procedure; provided, that no Turbine may be the subject of an appraisal more than once per calendar quarter and more than two times over any twelve (12) consecutive month period under this Section 5(dd). The Administrative Agent shall deliver a copy of the appraisal to the Borrower no fewer than five (5) Business Days before such Quarterly Date.

(q)        Section 12(k)(a) is hereby deleted in its entirety and replaced with the following:

(a)  repayment in full of all Corresponding Term Loans therefor (including the principal of and all interest and fees on such Corresponding Term Loans), whether pursuant to Sections 5(1) or 5(x) of the this Note or otherwise, provided that the Guaranty of and security interest in each Designated Turbine shall be terminated and released upon repayment in full of the Corresponding Term Loan for such Designated Turbine;

(r)         Schedule 11 is hereby deleted in its entirety and replaced with the schedule attached hereto as Exhibit A.

(s)        Exhibit B hereto shall be added as new Schedule 12 to the Note.

Section 3.  Consent.  The Administrative Agent and Lenders hereby consent to the amendment of that certain Milford II Turbine Supply Agreement the terms of which shall be similar in all material respects with the terms set forth on Exhibit C attached hereto, which is entered into in connection with the transfer of the Turbines allocated to the Oakfield Project to the Milford II Project in accordance with Section 5(x) of the Note.

Section 4.  Fees.  Notwithstanding anything to the contrary contained in the fee letter between the parties dated December 12, 2008 and the fee letter between the parties dated July 17, 2009, (collectively, the “Fee Letters”), each party acknowledges and agrees hereunder that all fees pursuant to the Fee Letters that have not yet been paid shall be due and payable by the Borrower on or before June 30, 2010.

Section 5.  Legal Effect.  This Amendment shall become effective upon satisfaction, or waiver by HSHN, of each of the following conditions:

(a)        Receipt by HSHN of a copy of all turbine supply agreements entered into by First Wind Acquisition V, LLC and any and all other turbine supply agreements in connection with which First Wind Holdings has any actual or contingent payment or guarantee commitments; and

(b)        Execution and delivery of this Amendment.

This Amendment constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein. All previous documents, undertakings and agreements, whether verbal, written or otherwise, between the parties hereto with respect to the subject matter of the Amendment, are hereby cancelled and superseded and shall not affect or modify any of the terms or obligations set forth in this Amendment.

Section 6.   Miscellaneous.

(a)        Reference to and Effect on Note and Other Basic Documents. Except as expressly set forth herein, the Note and the other Basic Documents as specifically amended by this Amendment shall remain unchanged and in full force and effect and are hereby ratified and confirmed. The Borrower acknowledges that neither this Amendment nor any extension of the Maturity Date constitute any commitment to provide any additional loans or other extensions of credit, any future waiver or forbearance, or any additional extensions of time for the repayment of any debt. In consideration for the commitments and extensions of credit contained in the Note as amended by this Amendment, the Borrower agrees and covenants that it will not claim that any current or prior action or course of conduct by the Lender, the Administrative Agent or the Collateral Agent with respect to any failure of the Borrower to repay its Loans or other obligations by the Maturity Date (without giving effect to this Amendment), or any related Event of Default which has occurred or may hereafter occur, constitutes an agreement or obligation to continue such action or course of conduct in the future. The Borrower acknowledges that the Lender, the Administrative Agent and the Collateral Agent have not made any commitments, undertakings. waivers or amendments in respect of the Basic Documents except as expressly set forth in this Amendment.

(b)        Governing Law. Etc. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflict of laws provisions thereof other than Section 5-1401 of the New York General Obligations Law). The Borrower hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York over any suit, action or proceeding arising out of or relating to this Amendment. Service of process by the Lenders in any such dispute shall be binding on the Borrower if sent to the Borrower by registered or certified mail, at the address specified on the signature page of this Amendment. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction.

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES,

ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(c)        Counterparts and Facsimile or Electronic Mail Execution. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or by electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FIRST WIND ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Evelyn Lim
	Name:	Evelyn Lim
	Title:	Secretary

Address for Notices:

First Wind Acquisition, LLC
c/o First Wind Energy, LLC
85 Wells Avenue, Suite 305
Newton, MA 02459
Attention: President
Facsimile: (617) 964-3342

with a copy to:

First Wind Energy, LLC
85 Wells Avenue, Suite 305
Newton, MA 02459
Attention: General Counsel
Facsimile: (617) 964-3342

HSH NORDBANK AG, NEW YORK BRANCH, as a Lender, Collateral Agent and Administrative Agent

By:	/s/ David Watson
	Name:	David Watson
	Title:	Vice President HSH Nordbank AG, New York Branch

By:	/s/ Michael Pepe
Name:	Michael Pepe
Title:	Senior Vice President HSH Nordbank AG, New York Branch

HSH NORDBANK AG, NEW YORK BRANCH 230 Park Avenue 32nd Floor New York, New York 10169-0005
Attention:	Energy - Portfolio Management
Telephone:	(212) 407-6044 – David Watson
Facsimile:	(212) 407-6807
with a copy to: HSH NORDBANK AG, NEW YORK BRANCH 230 Park Avenue 32nd Floor New York, New York 10169-0005
Attention:	General Counsel
Telephone:	(212) 407-6152
Facsimile:	(212) 407-6811

Exhibit A

Schedule 11

Maximum Outstanding Loan per kw

	No Release Event or FWH Major Capital Raise			Release Event No FWH Major Capital Raise			FWH Major Capital Raise with or without Release Event
in $/kw	Rollins	KWPII	Oakfield	Rollins	KWPII	Oakfield	Rollins	KWPII	Oakfield
As of [closing]	$1,100	$950	$1,038	$700	$650	$750	$700	$600	$750
March 31, 2010	$1,050	$925	$1,038	$700	$625	$750	$550	$450	$750
June 30, 2010	$1,025	$900	$0	$675	$600	$0	$500	$400	$0
September 30, 2010	$1,025	$900	$0	$675	$600	$0	$450	$350	$0
January 15, 2011	$975	$875	$0	$650	$550	$0	$400	$300	$0
April 15, 2011	$850	$750	$0	$500	$400	$0	$350	$250	$0
May 15, 2011	$567	$500	$0	$333	$267	$0	$233	$167	$0
June 15, 2011	$283	$250	$0	$167	$133	$0	$117	$83	$0
June 30, 2001	$0	$0	$0	$0	$0	$0	$0	$0	$0

Maximum Outstanding Loan per kw for lack of full 24 month
warranty coverage

	No Release Event or FWH Major Capital Raise			Release Event No FWH Major Capital Raise			FWH Major Capital Raise with or without Release Event
in $/kw	Rollins	KWPII	Oakfield	Rollins	KWPII	Oakfield	Rollins	KWPII	Oakfield
As of [closing]	$1,100	$950	$1,038	$700	$650	$750	$700	$600	$750
March 31, 2010	$1,050	$925	$1,038	$700	$625	$750	$550	$450	$750
June 30, 2010	$1,000	$875	$0	$650	$575	$0	$475	$375	$0
September 30, 2010	$1,000	$875	$0	$650	$575	$0	$425	$325	$0
January 15, 2011	$975	$825	$0	$600	$500	$0	$350	$250	$0
April 15, 2011	$750	$650	$0	$400	$300	$0	$250	$150	$0
May 15, 2011	$467	$400	$0	$233	$167	$0	$133	$67	$0
June 15, 2011	$183	$150	$0	$67	$33	$0	$17	$0	$0
June 30, 2001	$0	$0	$0	$0	$0	$0	$0	$0	$0

Exhibit B

Schedule 12

Date	Term Loan Fee

March 2, 2010	1.00% of outstanding balance of Term Loans *
March 31, 2010	0.00% of outstanding balance of Term Loans *
June 30, 2010	0.25% of outstanding balance of Term Loans *
September 30, 2010	0.50% of outstanding balance of Term Loans *
December 31, 2010	0.75% of outstanding balance of Term Loans *
March 31, 2011	1.00% of outstanding balance of Term Loans *

*   For purposes of calculating the Term Loan Fee, the amounts in respect of the North Shore Loan and Corresponding Term Loans for the Oakfield Project shall not be included in the calculation of Term Loans.

Exhibit C

Amendment